Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Discovery Laboratories, Inc.'s registration statements on Form S-3 (File No. 333-86105) and Form S-8 (File No. 333-59945) of our report dated February 25, 2000 (with respect to the last paragraph of Note A, March 23, 2000, Note F[3], March 1, 2000, the second paragraph of Note G, March 14, 2000 and the last paragraph of Note G, March 3,
2000), on our audit of the consolidated financial statements as of December 31, 1999 and for each of the two years in the period ended December 31, 1999 and the period from May 18, 1993 (inception) through December 31, 1999, which report is included in this Annual Report on Form 10-KSB.



Richard A. Eisner & Company, LLP

New York, New York
March 29, 2000